Exhibit 99

[CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III LETTERHEAD]

July 20, 2005

Captec Franchise Capital Partners L.P. III

Re: Completion of Sale of Nine Properties & Partial Liquidating Distribution

Dear Limited Partner:

I am pleased to announce that Captec Franchise Capital Partners L.P. III (the “Partnership”) has completed the sale of nine (9) of the Partnership’s real properties to MLE Restaurant Group, LLC (“MLE”) as assignee of Gibraltar 1031 Restaurants, LLC (“Gibraltar”). There is no material relationship between the Partnership or its affiliates and MLE or Gibraltar, other than in respect of this transaction. This sale represents the closing of an agreement between the Partnership and Gibraltar (the “Agreement”) that was announced in February 2005 and subsequently assigned by Gibraltar to MLE. The Agreement arose out of the marketing of the Partnership’s assets in connection with the Plan of Liquidation approved by the Partnership’s limited partners in November 2004.

The total gross sale price was $15,375,000. The Agreement originally contemplated the sale of ten (10) properties for an aggregate purchase price of $17,125,000, but was amended to remove from the transaction a property leased to Golden Restaurant Operations, Inc. (located in Ewing Township, NJ) and accordingly reduce the aggregate purchase price by $1,750,000. Simultaneous with the closing of the sale, the Partnership paid off the entire remaining balance of its notes payable totaling approximately $5,465,000. After transaction costs and the repayment of the notes payable, including related debt retirement costs, net cash proceeds to the Partnership from this sale totaled approximately $8,877,000.

After setting aside reserves for outstanding liabilities and expenses of the ongoing liquidation of the Partnership, we will be making a special partial liquidating distribution to the limited partners from the proceeds of this sale. The amount of the special distribution will be approximately $475 per limited partner unit and we expect to make this distribution by early August 2005. This per unit amount may vary among limited partners because the partnership agreement provides that liquidating distributions will be allocated among partners in proportion to their capital account balances (rather than their units).

This sale brings the Partnership closer to the completion of its Plan of Liquidation. At the time of the approval of the Plan of Liquidation, the Partnership owned thirteen (13) properties and four (4) equipment lease packages. The Partnership has now sold ten (10) properties for an aggregate purchase price of $16,840,000 and has entered into an agreement to sell one (1) property to the tenant of that property for a purchase price of approximately $1,790,000. Additionally one (1) equipment lease has been prepaid in full by the lessee. If the pending transaction for the one property closes as expected, the only assets remaining to be liquidated will be the real properties leased to Hollywood Video and Golden Restaurant Operations, and the three remaining (3) equipment lease packages. We are continuing to market for sale these remaining assets.

Unless otherwise specified, the sale prices indicated in this letter are exclusive of any fees and expenses that the Partnership has or will incur in connection with these asset sales and/or the liquidation and the payment of its liabilities, including the repayment of notes payable secured by certain of its properties.

We are very pleased with the completion of this sale and the progress towards completion of the liquidation. If you have questions regarding this information, we encourage you to contact your financial advisor, or if you wish to contact the Partnership, please call 1-888-422-7832.

Sincerely,

/s/ Patrick L. Beach

Patrick L. Beach
President of GP3 Asset Acquisition, LLC
The General Partner of Captec Franchise Capital Partners L.P. III

This letter contains forward-looking statements, which are any statements other than statements of historical fact. As utilized in this letter, words such as “intends,” “anticipates,” “expects,” “will,” “could,” “estimate” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including statements concerning anticipated future revenues, by their nature involve substantial risks and uncertainties, many of which are beyond the Partnership’s control and the Partnership’s actual results may differ materially depending on a variety of important factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this letter. The Partnership disclaims any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this letter or to reflect the occurrence of unanticipated events, except as may be required by law.